                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                  (Amendment No.           )*
                                -----------


                      Willbros Group, Inc.
-----------------------------------------------------------
                        (Name of Issuer)


                  Common Stock, $.05 par value
-----------------------------------------------------------
                 (Title of Class of Securities)


                            969199 10 8
                       ---------------------
                          (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  969199 10 8        13G                     Page 2 of 5

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry J. Bump            447 - 40 - 1781

-----------------------------------------------------------------

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)
                     ---------
                (b)
                     ---------
-----------------------------------------------------------------
3  SEC USE ONLY

-----------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-----------------------------------------------------------------


     NUMBER OF          5 SOLE VOTING POWER

      SHARES                     1,045,090
                        -----------------------------------------
    BENEFICIALLY        6 SHARED VOTING POWER

     OWNED BY                    -0-
                        -----------------------------------------
       EACH             7 SOLE DISPOSITIVE POWER

    REPORTING                    1,045,090
                        -----------------------------------------
      PERSON            8 SHARED DISPOSITIVE POWER

       WITH                      -0-

-----------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,045,090
-----------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.2%
-----------------------------------------------------------------
12 TYPE OF REPORTING PERSON

      IN
-----------------------------------------------------------------

CUSIP NO. 969199 10 8         13G                     PAGE 3 OF 5

Item 1.    (a)  Name of Issuer:  Willbros Group, Inc.
------          ---------------

           (b)  Address of Issuer's Principal Executive Offices:
                ------------------------------------------------

                Edificio Torre Banco Germanico
                Calle 50 y 55 Este
                Apartado 850048
                Panama 5, Republic of Panama

Item 2.    (a)  Name of Person Filing:  Larry J. Bump
------          ----------------------

           (b)  Address of Principal Business Office:
                -------------------------------------

                2431 East 61st Street, Suite 700
                Tulsa, Oklahoma  74136

           (c)  Citizenship:  United States
                ------------

           (d)  Title of Class of Securities:  Common Stock, par value $.05
                -----------------------------

           (e)  CUSIP Number:  969199 10 8
                -------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b),
------     or 13d-2(b), check whether the person filing is a:
           ------------------------------------------------------

           Not Applicable


Item 4.    Ownership.
------     ----------

           (a)  Amount Beneficially Owned:  1,045,090 shares*

           (b)  Percent of Class:  7.2%

           (c)  Number of shares as to which such person has:

               (i)   sole  power  to  vote or  to  direct  the  vote:
                          1,045,090*

               (ii)  shared power to vote or to direct the vote:
                          -0-

               (iii) sole  power to dispose  or  to  direct  the
                     disposition of:       1,045,090*

               (iv)  shared  power to dispose or to  direct  the
                     disposition of:       -0-

-----------------
* Includes (a) 420,000 shares held in a family limited partnership in which Mr. Bump is the sole general partner, and
  (b) 37,500 shares subject to stock options which are currently exercisable or exercisable within 60 days of December 31, 1996, at an average exercise price of $8.92 per share.

CUSIP NO. 969199 10 8         13G                    Page 4 of 5

Item 5.    Ownership of Five Percent or Less of a Class
------     --------------------------------------------

           Not Applicable

Item 6.    Ownership  of More than Five Percent on Behalf of Another Person
-------    ----------------------------------------------------------------

           Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which
------     Acquired the Security Being Reported on By the Parent Holding
           Company.
           -------------------------------------------------------------

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.
------     ----------------------------------------------------------


           Not Applicable

Item 9.    Notice of Dissolution of Group.
------     -------------------------------

           Not Applicable

Item 10.   Certification.
-------    --------------

           Not Applicable


                        *        *       *       *        *

CUSIP NO. 969199 10 8         13G                     Page 5 of 5


                           Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1997             /s/  Larry J. Bump
                                    -----------------------------
                                    Larry J. Bump